Invoice

goldin

Invoice number 7D7280BA-0003
Date of issue February 24, 2022
Date due March 5, 2022

Goldin Auctions
+1 856-767-8550
support@goldinauctions.com

Bill to
Rally Road - GAI Purchase account
71 Southgate BLVD
New Castle, Delaware 19720
United States
ACQS@Rallyrd.com

Ship to
Rally Road - GAI Purchase account
71 Southgate BLVD
New Castle, Delaware 19720
United States

$245,964.00 due March 5, 2022

Pay online

Thank you for bidding in our auction and congratulations on your win! You may also view this invoice by logging into www.goldin.co and navigating to "My Account".

Please subtract the credit card fee from your payment if paying by ACH, cashier's check, cash, money order, wire transfer, cryptocurrency (BTC, ETH, GUSD) or check.

Invoices may be paid via Credit Card, cash, check, money order, bank check or wire transfer.

Description	Qty	Unit price	Amount
Lot #20 - Led Zeppelin Group Signed "Led Zeppelin" Album With All 4 Signatures Including Jimmy Page, Robert Plant, John Bonham & John Paul Jones (Beckett)	1	$35,000.00	$35,000.00
------> Buyer's premium for Lot #20 - Led Zeppelin Group Signed "Led Zeppelin" Album With All 4 Signatures Including Jimmy Page, Robert Plant, John Bonham & John Paul Jones (Beckett)	1	$7,000.00	$7,000.00
Lot #19 - 1988 NES Nintendo (USA) Zelda II: The Adventure Of Link Sealed Video Game - WATA 9.8/A+	1	$45,000.00	$45,000.00
------> Buyer's premium for Lot #19 - 1988 NES Nintendo (USA) Zelda II: The Adventure Of Link Sealed Video Game - WATA 9.8/A+	1	$9,000.00	$9,000.00
Lot #143 - 1990 NES Nintendo (USA) "Final Fantasy" Sealed Video Game - WATA 9.4/A	1	$10,000.00	$10,000.00

------> Buyer's premium for Lot #143 - 1990 NES Nintendo (USA) "Final Fantasy" Sealed Video Game - WATA 9.4/A	1	$2,000.00	$2,000.00
Lot #356 - 1977-1978 Topps "Star Wars" Series 1-5 Unopened Boxes Complete Run (5 Different) – All BBCE Certified	1	$19,000.00	$19,000.00
------> Buyer's premium for Lot #356 - 1977-1978 Topps "Star Wars" Series 1-5 Unopened Boxes Complete Run (5 Different) – All BBCE Certified	1	$3,800.00	$3,800.00
Lot #151 - 1991 NES Nintendo (USA) "Wolverine" Sealed Video Game - WATA 9.8/A++	1	$36,000.00	$36,000.00
------> Buyer's premium for Lot #151 - 1991 NES Nintendo (USA) "Wolverine" Sealed Video Game - WATA 9.8/A++	1	$7,200.00	$7,200.00
Lot #104 - 1987 NES Nintendo (USA) "Metroid" Sealed Video Game - WATA 9.6/A+	1	$54,000.00	$54,000.00
------> Buyer's premium for Lot #104 - 1987 NES Nintendo (USA) "Metroid" Sealed Video Game - WATA 9.6/A+	1	$10,800.00	$10,800.00
Credit Card Surcharge Fee(SUBTRACT FROM TOTAL IF PAID BY ACH/CASH/CHECK)	1	$7,164.00	$7,164.00
	Subtotal		$245,964.00
	Total		$245,964.00
	Amount due		**$245,964.00**

Please note that payment is due within 7 days from the date of the invoice. If your outstanding balance is unpaid, 1.5% interest will be added to your balance every 30 days from the invoice date.

To pay by credit card, follow the link above or follow the instructions on your Account page at goldin.co

If you wish to pay by check or money order, please subtract the credit card fee and send payment within 3 days of the auction close to:

Goldin - Accounts Receivable
160 E. 9th Ave. Suite C
Runnemede, NJ 08078
- Please note that invoices paid via check will be held for 5-8 business days prior to shipping.

If you wish to send an ACH or wire payment please subtract the credit card fee and see instructions below:

Bank Name: TD BANK

Bank Address: 101 Springdale Road
Bank City, State, Zip: Cherry Hill, NJ 08003
Beneficiary Name: Goldin Auctions LLC
Beneficiary Address: 160 E. Ninth Ave, Suite A
Beneficiary City, State, Zip: Runnemede, NJ 08078
Account #/ IBAN #: 4327996033

Pick one:
Routing Number for domestic ACH transfers: 031201360
Fed ABA # for domestic wires: 031101266
SWIFT code for international wires: NRTHUS33XXX

- Please email support@goldinauctions.com once your ACH or wire has been initiated.

If you wish to pay with cryptocurrency (BTC, ETH, or GUSD): Please email josh@goldinauctions.com
Note - is an additional 0.5% cryptocurrency transaction fee that will be applied to the total.

If you wish to pay with cash, do not mail it, we only accept drop-offs. Please email support@goldinauctions.com to schedule an appointment.

Keep an eye out on our upcoming auctions by following us on instagram.com/GoldinCo, twitter.com/GoldinCo, or goldin.co!

We are always accepting new consignments. Please contact us through our website if you have any items you are interested in consigning. If you have premium items you wish to consign we can apply them towards your current invoice as an advance if you wish (this requires advance approval of items and amount).

Thank you for your business!

Non-payment:
Goldin Auctions, may, at its sole discretion, sell the lots to the under bidder, offer the lots again in a future sale, or hold the defaulting buyer liable for the entire purchase price. In either case, in according with our terms and conditions, it is explicitly agreed that the non-paying winning bidder will be responsible for any and all losses incurred including the difference between the original hammer price plus the buyer's premium and, and also for all service charges and/or commissions related to the subsequent sale and that the non-paying winning bidder explicitly agrees to pay any and all costs of collection including reasonable legal fees incurred by Goldin Auctions in the collection of these losses if necessary. In addition, non paying bidders understand that Goldin Auctions may, at its discretion, share their information with other auction houses or print it in the next catalog.